Exhibit 3.1
GLOBALSTAR, INC.
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

Globalstar, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1.This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Third Amended and Restated Certificate of Incorporation filed with the Secretary of State on May 27, 2021 (the “Certificate of Incorporation”).

2.That the Board of Directors of the Corporation duly adopted resolutions setting forth the approval of the following Certificate of Amendment of the Certificate of Incorporation of the Corporation, declaring said Certificate of Amendment to be advisable and recommending that the majority stockholders of the Corporation approve the same.

3.That thereafter, pursuant to a written consent, the necessary number of shares as required by statute voted to approve this Certificate of Amendment.

4.That the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered “FOURTH” by:

A.Amending and restating the first sentence of the Article thereof numbered “FOURTH” in its entirety, as follows:

“The Corporation shall have the authority to issue Two Hundred Forty-Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four (243,333,334) total shares of capital stock, consisting of One Hundred Million (100,000,000) shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), and One Hundred Forty-Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four (143,333,334) shares of voting common stock, $0.0001 par value per share (the “common stock” or “Common Stock”).”

B.Inserting the following in the Article thereof numbered “FOURTH” immediately after the amended and restated first sentence thereof as amended by this Certificate of Amendment, as follows:

“Upon the filing and effectiveness (the “Effective Time”), pursuant to the General Corporation Law of the State of Delaware, of this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, each 15 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one validly issued, fully-paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse

Exhibit 3.1
Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Holders of Common Stock who otherwise would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share of Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split. For avoidance of doubt, the Reverse Stock Split shall also apply to the amount of shares of the Company’s Common Stock issuable upon conversion or exercise of any derivative securities, including options, restricted stock units, warrants, and convertible debt or equity, subject to the terms and conditions of any plans or agreements governing such securities.”

C. Replacing the reference to “the New York Stock Exchange” with “The Nasdaq Stock Market LLC” in the Article numbered “TWELFTH” in the Certificate of Incorporation.

5. This Certificate of Amendment has been approved and duly adopted in accordance with the provisions of Section 242 of the DGCL.

6. The effective date and time of this Certificate of Amendment shall be February 10, 2025 at 5:30 PM Eastern Time.

7. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signature Page Follows]

Exhibit 3.1
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation as of this 7th day of February, 2025.

GLOBALSTAR, INC.

By: /s/ Rebecca S. Clary
Name: Rebecca S. Clary
Title: Chief Financial Officer

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